EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

World Airways, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-13575, No. 333-14461, No. 333-33704, No. 333-33706 and No. 333-14457) on Form S-8 and registration statements (No. 333-39673, No. 333-35054 and No. 333-46406) on Form S-3 of World Airways, Inc. of our report dated March 11, 2003 relating to the consolidated balance sheets of World Airways, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ deficiency, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of World Airways, Inc.

Our report refers to a change, effective January 1, 2000, in the Company’s method of accounting for certain aircraft maintenance costs.

KPMG LLP

McLean, Virginia

March 26, 2003

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